Exhibit 10.2

EMPLOYMENT AND

NON-COMPETITION AGREEMENT

This Employment and Non-Competition Agreement (this “Agreement”) is made as of the Contract Effective Date (as defined below), between First Financial Bank and First Financial Bancorp., Ohio corporations (together, referred to herein as the “Company”), and Claude E. Davis (“Employee”). The Company and Employee may each be referred to herein as a “Party” and, together, the “Parties”.

WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among the Company and MainSource Financial Group, Inc. (“MainSource”) pursuant to which MainSource will merge with and into the Company (the “Merger”); and

WHEREAS, in connection with the Merger, the Parties desire to terminate Employee’s prior employment agreement and enter into a new employment agreement as provided herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.           Employment and Termination of Prior Employment Agreement. As set forth herein, following the Effective Time of the Merger as defined in the Agreement and Plan of Merger by and among the Company and MainSource and the consummation of the Merger (the “Consummation of the Merger”), the Company hereby agrees to continue to employ Employee, and Employee hereby agrees to continue his employment with the Company, upon the terms and subject to the conditions described in this Agreement. Employee and the Company by their signatures below expressly agree that the Employment and Non-Competition Agreement dated December 30, 2011 between Employee and First Financial Bancorp (the “Prior Employment Agreement”) shall be terminated and of no further force or effect upon and after the Consummation of the Merger and the effectiveness of this Agreement, it being the intent of the parties that this Employment and Non-Competition Agreement replace the Prior Employment Agreement. Employee hereby waives any and all rights in and to the benefits and rights set forth in the Prior Employment Agreement. The Company also hereby waives any and all rights sets forth in the Prior Employment Agreement.

2.           Term. The term of Employee's employment with the Company pursuant to this Agreement shall begin on the first full calendar day following the Consummation of the Merger (the "Contract Effective Date") and shall continue for a period of three (3) years from the Contract Effective Date (the "Term"), unless sooner terminated as provided for herein. Provided that Employee remains employed through the date that falls three (3) years after the Contract Effective Date (the “Contract Expiration Date”), Employee agrees that he shall voluntarily resign from his employment and from all positions with the Company effective as of the Contract Expiration Date, except that Employee shall not be required to resign from his then-current membership on the Board of Directors for the Company (the “Board”), under such circumstances it being the intent of the Parties that Employee remain on the Board following the Contract Expiration Date.

3.           Services. During the Term, Employee shall be employed as the Executive Chairman of the Board of Directors for the Company (the “Board”), reporting to the Board, and shall perform such services and be responsible for such activities consistent with Employee’s then-current position with the Company as may be assigned to him from time to time by the Board, subject to the business policies and operating programs, budgets, procedures, and directions established from time to time by the Company (the "Services"). Employee shall devote his best efforts and full business and professional time, attention, energy, loyalty, and skill to rendering the Services, seeing to the business affairs of the Company, and advancing the Company's interests.

4.           Compensation.

a)          Salary, Short-Term Incentive, Benefits. During the Term of this Agreement, as compensation for his Services, the Company shall provide Employee the following:

(1) Base Compensation. The Company shall pay Employee a base salary at the annual rate of $776,900 (the "Base Salary"), payable in accordance with the Company's general policies and procedures for payment of salaries to its executive officers as in effect from time to time. Employee's performance shall be reviewed not less often than annually by the Board or the Compensation Committee of the Board (the "Compensation Committee") for the purpose of evaluating potential increases in the Base Salary, but the Company shall not be obligated to make any such increases.

(2) Short-Term Incentive. With respect to each fiscal year of the Company ending during the Term (including the fiscal year that includes the Contract Effective Date), Employee shall be eligible to participate in the Company's Annual Short-Term Incentive Plan or such other short-term incentive compensation plan established by the Board or a Board committee as in effect from time to time (the "Incentive Plan"). For purposes of the Incentive Plan, Employee's target annual incentive opportunity shall be equal to sixty percent (60%) of the Employee's annual Base Salary as in effect at the start of the fiscal year of the Company to which the short-term incentive award relates (the "Target Incentive Amount"), with the actual amount and terms and conditions of any such short-term incentive award to be determined by the Compensation Committee consistent with and subject to the terms of the Incentive Plan; provided, however, that, other than with respect to the Target Incentive Amount, the terms of the Incentive Plan applicable to Employee shall be comparable in all material respects to the terms applicable to the Company's executive officers generally. The incentive, if any, for each fiscal year shall be paid to Employee by no later than the fifteenth (15th) day of the third (3rd) month following the end of such fiscal year, unless the Company or Employee, as applicable, shall elect to defer the receipt of such incentive pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(3) Employee Benefits. During the Term, Employee shall be eligible to participate in the Company’s retirement plans, including any pension plan, 401(k) discretionary contribution plan, supplemental savings plans, or supplemental retirement plans, as in effect from time to time, and welfare benefits and other group employee benefits, such as paid-time-off (or similar benefit), group disability and health, life, and accident insurance and similar indirect compensation programs, which may from time to time be offered generally to the Company's executive officers, subject in each case to the terms and conditions of the applicable retirement plan, welfare plan, or other benefit program and also subject to the Company’s right to terminate, amend or modify such plans or programs in its sole discretion in accordance with their terms.

b)          Long-Term Incentive Award Opportunity. The Company shall provide Employee the following with respect to long-term incentive:

(1) Award Opportunity During the First Two Years of the Term. With respect to each fiscal year of the Company during the first two (2) years of the Term, Employee shall be eligible to be awarded a long-term incentive award ("LTI Award"), with a target award opportunity having a value (based on the grant date value of any such LTI Award, as determined in accordance with the Company's standard valuation methodology and procedures for equity and equity-based awards as applied consistently with respect to other executive officers of the Company) equal to one hundred and ten percent (110%) of the Base Salary. The actual amount and terms and conditions of any such LTI Award, including the time of payment of any LTI Award, shall be determined in accordance with the terms of the applicable long-term incentive plan of the Company as in effect at the time of grant (and as subsequently amended, if applicable).

(2) Award Opportunity During the Third Year of the Term. With respect to each fiscal year of the Company during the third year of the Term, Employee may receive an LTI Award at the sole and absolute discretion of the Board, with the actual amount and terms and conditions of any award to be determined by the Board or its designee.

c)          Vesting of Restricted Stock upon Completion of the Term. If Employee remains employed through the Contract Expiration Date and resigns from his employment as of the Contract Expiration Date as required in § 2 above, all outstanding time-based restricted stock awards (but not performance stock awards) granted to Employee that have not yet vested as of the Contract Expiration Date shall immediately vest upon such Contract Expiration Date notwithstanding any later vesting date provided in the applicable award agreement.

If Employee’s employment terminates prior to the Contract Expiration Date for any reason or if Employee does not resign as of the Contract Expiration Date as required in § 2 above, all restricted stock awards granted to Employee that have not yet vested as of the termination of Employee’s employment shall be forfeited in accordance with the terms of the applicable award agreements.

The accelerated vesting provided in this § 4(c) shall not apply to any performance stock awards granted to Employee, which shall remain subject to the terms of the applicable award agreements.

d)          Retention Benefit. As set forth in § 7(a) below, should Employee remain employed through the Contract Expiration Date, Employee will be entitled to benefits following the termination of his employment subject to the terms and conditions set forth herein.

5.           Confidentiality; Non-competition; Client Covenants; Non-solicitation; Non-disparagement.

a)          Confidentiality. During the Term and at any time thereafter, Employee shall not, without the prior written consent of the General Counsel of the Company (or such person’s designee) or as may be otherwise required by law or legal process, communicate or divulge any Confidential Information (as defined below) to any person or entity other than the Company or an Affiliated Company (as defined below), their employees, and those designated by the Company or an Affiliated Company, or use any Confidential Information except for the benefit of the Company or an Affiliated Company. Upon service to Employee of any subpoena, court order or other legal process requiring Employee to disclose Confidential Information, Employee shall immediately provide written notice to the Company of such service and the content of any Confidential Information to be disclosed. In addition, immediately upon the termination of Employee’s employment with the Company or an Affiliated Company for any reason, whether voluntary or involuntary, or at any time upon request by the Company or any Affiliated Company, Employee shall return to the Company or the applicable Affiliated Company all Confidential Information in Employee’s possession, including but not limited to any and all copies, reproductions, notes, or extracts of Confidential Information in paper or electronic form.

b)          Non-competition. During the Term and during the first eighteen months of the Restricted Period (as defined below), Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company), work for, provide services to or for, enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any bank holding company, bank, other financial services institution, or any other person or entity which provides Restricted Services (as defined below) in the Restricted Territory (as defined below) or provided Restricted Services in the Restricted Territory within the two calendar years immediately preceding either the termination of Employee’s employment or the Restricted Period. Notwithstanding any of the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock of a publicly traded corporation shall not constitute a violation hereof.

c)          Client Covenants. During the Term and during the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company or any Affiliated Company):

(2)         Solicit or attempt in any manner to persuade any Customer (as defined below) of the Company to cease to do business, to refrain from doing business or to reduce the amount of business which any Customer has customarily done or contemplates doing with the Company; or

(3)         Interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or an Affiliated Company on the one hand and any Customer of the Company or any of the Affiliated Companies, on the other hand.

d)          Non-Solicitation of Employees; No Hire. During the Term and during the Restricted Period, Employee shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company or any Affiliated Company):

(1)         Solicit any employee, officer, director, agent or independent contractor of the Company or any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, the Company or any Affiliated Company, or otherwise interfere or attempt to interfere in any way with the Company’s or any Affiliated Company's relationship with any of its employees, officers, directors, agents or independent contractors; or

(2)         Hire, attempt to hire, employ or engage any person who, at any time within the two (2) year period immediately preceding such hire, or attempt to hire, employment or engagement, was an employee, officer or director of any Company or Affiliated Company.

e)          Non-disparagement. Employee shall not, directly or indirectly, at any time (whether during the Term or thereafter), make any public statement (oral or written), or take any other action, that defames or maliciously disparages the Company or any Affiliated Company. Nothing in this Agreement shall preclude Employee from making truthful statements to correct any false statements made by any Affiliated Company or any person acting on behalf thereof about Employee or to prohibit Employee from reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice or the U.S. Securities and Exchange Commission, or from participating in any investigation by such governmental agency or entity.

f)          Defined Terms. For purposes of this Agreement, the following terms shall have the meaning set forth below:

(1)         "Affiliated Companies" shall mean the Company, any of its subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of §§ 5(b) and 5(c), Affiliated Companies shall be limited to the Company and its subsidiaries as of immediately prior to the consummation of such Change in Control.

(2)         “Change in Control” has the meaning given such term in the Company’s 2012 Employee Stock Plan as amended and restated, or any stock plan intended to succeed the 2012 Stock Plan, as in effect on the Contract Effective Date.

(3)         "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of or relating to the Company or any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with Customers, suppliers, employees, independent contractors, or other parties, and any information which the Company or any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Employee or Employee's breach of a duty owed to the Company.

(4)         “Customer” shall mean the customers or clients of the Company or any Affiliated Company and shall include any and all individuals, organizations, or business entities that: (a) were actual customers or clients of the Company or any Affiliated Company during the Term, or which were prospective customers of the Company or any Affiliated Company during the Term; and (b) with which or whom Employee had contact or about whom Employee obtained Confidential Information during the Term from the Company or any Affiliated Company. For purposes of this definition, an individual, organization, or business entity is a “prospective” client or customer of the Company or any Affiliated Company if the Employee or any other the Company or any Affiliated Company employee, officer or manager took steps to obtain or secure the business of the individual, organization, or business entity.

(5)         "Restricted Period" shall mean the two (2) year period following Employee's termination of employment with the Company or any Affiliated Company (whether such employment was pursuant to this Agreement or outside of this Agreement,) for any reason, whether by voluntary resignation or involuntary termination or whether with or without cause.

(6)         “Restricted Services” shall mean any commercial banking, savings banking, mortgage lending, or any similar lending or banking services.

(7)         “Restricted Territory” shall mean any state in the United States in which First Financial Bank has an office.

(8)         "Solicit" shall mean (i) any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; and (ii) any attempt to obtain business from, divert the business of, receive or process any purchase, sales, or work order, accept any business from, or perform any services for any Customer of the Company; provided, however, that the term "Solicit" shall not include general advertisements by an entity with which Employee is associated or other communications in any media not targeted specifically at any specific individual or entity described in § 5(c) or 5(d).

g)          Enforcement; Remedies; Blue Pencil. Employee acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this § 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this § 5 are fundamental and essential for the protection of the Company's and the Affiliated Companies' legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Employee; (4) the Parties have participated jointly in the negotiation and drafting of this § 5 and the provisions of § 5 of this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this § 5; and (5) in the event of any violation by Employee of any such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. The existence of any claim or cause of action by Employee against the Company or any Affiliated Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any Affiliated Company of Employee’s obligations contained in § 5, but shall instead be litigated or arbitrated separately.

In the event of any violation or attempted violation of any provision of this § 5 by Employee, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Company to pay or provide the benefits under § 7 of this Agreement that are otherwise payable or to be provided following termination of Employee's employment with the Company shall automatically and immediately terminate upon a breach by Employee of this Agreement, including without limitation a breach of Employee's obligations under § 5, other than an immaterial and inadvertent breach of any provision other than those set forth in § 5 that is discontinued and/or remedied (to the extent subject to cure) by Employee promptly. Should Employee breach the terms of this § 5, such violation will extend the Restricted Period applicable to §§ 5 (b), (c), and (d) by a length of time equal to the time that Employee is in breach. If any of the covenants set forth in this § 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

h)          Notice to Future Employers. If Employee is offered employment or the opportunity to enter into any other business relationship with any other person, firm, or organization, Employee agrees to provide a copy of § 5 of this Agreement to the prospective employer or other person, firm or organization before accepting such an offer.

6.           Termination.

a)          Employee's employment with the Company and the Term of this Agreement:

(1)         shall terminate automatically upon the death of Employee;

(2)         may be terminated by Employee other than for Good Reason (as defined below) upon not less than ninety (90) days' prior written notice given to the Company;

(3)         may be terminated by the Company without Cause (as defined below) upon written notice to Employee at any time, which termination shall be effective immediately or as of such later date as specified in such notice (not to exceed thirty (30) days without Employee's consent);

(4)         may be terminated by Employee at any time for Good Reason;

(5)         may be terminated by the Company immediately upon notice to Employee at any time for Cause; or

(6)         may be terminated by the Company immediately upon notice to Employee at any time if Employee is then under a Long-Term Disability (as defined below).

b)          For purposes of this Agreement:

(1)         "Cause" shall mean any one or more of the following:

a.           (i) an indictment of Employee, or plea of guilty or plea of nolo contendere by Employee, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (ii) fraud, embezzlement, or misappropriation of assets, (iii) willful misfeasance or dishonesty, (iv) receipt by the Company of a written requirement or directive to terminate the employment of Employee from a federal or state regulatory agency having jurisdiction over the Company; or (v) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

b.           the continued failure of Employee to: (i) perform substantially Employee's duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness); (ii) observe all material obligations and conditions to be performed and observed by Employee under this Agreement, or (iii) perform his duties in accordance, in all material respects, with the policies and directions established from time to time by the Board (any such failure, a "Performance Failure"), and to correct such Performance Failure within not more than fifteen (15) days following written notice from the Board delivered to Employee, which notice specifically identifies the manner in which the Board believes that Employee has not substantially performed; or

c.           having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

For purposes of whether or not conduct constituting Cause has occurred, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company. The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the opinion of the Board, Employee is guilty of the conduct described in clause (a) (other than clause (i)), (b) or (c) above.

(2)         "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Company, with or without reasonable accommodation. In the event of any disagreement about whether or when Employee is under a Long-Term Disability, the question shall be determined:

a.           by a physician selected by agreement between the Parties if such a physician is selected within ten (10) days after either Party requests the other to so agree; or, if not,

b.           by two physicians, the first of whom shall be selected by Employee and the second of whom shall be selected by the Company or, if Employee fails to make a selection within ten (10) days after being requested to do so by the Company, the second physician shall be selected by the first physician; and

c.           if the two physicians fail to agree, a third physician selected by the first two physicians. Employee shall submit to all reasonable examinations requested by any such physicians.

(3)         "Good Reason" shall mean termination by the Employee within ninety (90) days of the initial existence of one of the conditions described below which occurs without the Employee’s consent: (i) a material diminution in the Employee’s Base Salary; (ii) material diminution in the Employee’s authority, duties, or responsibilities described in §3 of this Agreement; or (iii) any other action or inaction that constitutes a material breach of the Agreement by the Company. In order to terminate for Good Reason, the Employee must provide notice to the Company of the existence of the applicable condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company must be provided a period of sixty (60) days during which it may remedy the condition and not be required to pay the amount

7.           Benefits Upon Termination.

a)          Employment Through Entire Term or Termination Without Cause or for Good Reason During the Term. In addition to the compensation set forth in § 7(c) below, Employee will receive the additional compensation set forth in §§ 7(a)(1)-4 below, if the following requirements are met: (i) Employee: (x) remains employed through the Contract Expiration Date and successfully completes, as determined by the Board of Directors of the Company in its discretion, the executive transition and integration of MainSource and the Company, each as contemplated by the Merger, (y) is terminated by the Company without Cause pursuant to § 6(a)(3) prior to the Contract Expiration Date, or (z) terminates his employment for Good Reason pursuant to § 6(a)(4) prior to the Contract Expiration Date; (ii) Employee strictly abides by the restrictive covenants set forth in § 5; and (iii) Employee executes (and does not revoke) a separation agreement and release in a form satisfactory to the Company on or after his employment termination date, but no later than the date required by the Company in accordance with applicable law:

(1)         "Termination Compensation" equal to two (2) years of Employee's then-current Base Salary (not taking into account any reduction in Base Salary that serves as the basis for a termination for Good Reason), payable in equal bi-weekly installments over a 24-month period, commencing with the first payroll period following the sixtieth (60th) day after Employee's date of termination of employment;

(2)         "Termination Short-Term Incentive" equal to the lesser of (x) two and one-half (2 ½) times the Target Incentive Amount or (y) two (2) times the three (3) year average of the actual annual incentive awards paid (or payable) to the Employee by the Company for the three (3) completed calendar years that immediately precede the Employee's termination of employment, payable in equal bi-weekly installments over a 24-month period, commencing with the first payroll period following the sixtieth (60th) day after Employee's date of termination of employment;

(3)         During the one (1) year period following the date of termination, Employee shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of then-current Employee's Base Salary (“Outplacement Assistance”); and

(4)         If the Employee timely and properly elects continuation of coverage under the Company's health care plan pursuant to Section 4980B of the Code ("COBRA Coverage"), the Company shall pay on the Employee's behalf the difference between the monthly COBRA Coverage premium paid by the Employee for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid directly to the COBRA Coverage administrator (if any) and shall be treated as a taxable benefit to the Employee. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Employee's termination of employment; (ii) the date the Employee is no longer eligible to receive COBRA Coverage; and (iii) the date on which the Employee otherwise becomes eligible to receive substantially similar coverage from another employer. The Company reserves the right to modify or terminate the COBRA Coverage benefit provided hereunder to the extent necessary to comply with applicable law.

b)          Termination Due to Employee’s Death or Long-Term Disability, Termination by the Company for Cause or Termination by Employee Other than for Good Reason. If, during the Term, Employee’s employment is terminated: (1) by reason of his death or Long-Term Disability, (2) by the Company for Cause; or (3) voluntarily by Employee for any reason other than for Good Reason, the Company’s obligations to Employee shall be limited to the payment of the Accrued Obligations, as defined below, and the timely payment or provision of the Other Benefits, as defined below. The Accrued Obligations shall be paid to Employee or his estate or beneficiary in the event of his death, as applicable, in a lump sum in cash within thirty (30) days of the date of termination.

c)          Accrued Obligations and Other Benefits. Upon the termination of Employee’s employment for any of the reasons specified in § 6(a), the Company shall pay: (1) Employee’s accrued and unpaid Base Salary through the date of termination, to the extent not theretofore paid (the “Accrued Obligations”), and (2) any other benefits (other than benefits under any severance or termination pay plan of the Company or the Affiliated Companies) that are otherwise required to be provided to Employee or to which Employee is otherwise eligible to receive through the date of termination under the terms of the Company’s retirement plans, including any pension plan, 401(k) discretionary contribution plan, supplemental savings plans, or supplemental retirement plans, as in effect from time to time, and welfare benefits and other group employee benefits, such as paid-time-off (or similar benefit), group disability and health, life, and accident insurance and similar indirect compensation programs, with respect to each consistent with the terms of the applicable Company plan (the “Other Benefits”). Such payment of the Other Benefits shall not be subject to the Employee’s execution of any release unless otherwise called for in the applicable governing Company plan. Except as expressly provided in this § 7(c), Employee shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of his employment with the Company due to death pursuant to §6(a)(1), due to the termination by Employee other than for Good Reason pursuant to § 6(a)(2), due to the termination by the Company for Cause pursuant to § 6(a)(5), or due to the termination of Employee’s employment due to Long-Term Disability pursuant to § 6(a)(6), or for any period after any such termination.

d)          Full Settlement. Except as expressly provided in this § 7 or as provided in the Surviving Agreements (as defined below) pursuant to the respective terms of each agreement, Employee shall have no right to receive any compensation or other benefits under this Agreement as a result of or in connection with the termination of his employment by the Company or for any period after any such termination. Moreover, the Parties expressly agree that if the Company has other severance programs or plans in place during the Term, Employee shall not be eligible for benefits under any such programs or plans.

8.           Section 409A of the Code.

a)         Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

b)         Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

c)         For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

d)         Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service (as defined in Code Section 409A), Employee is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Employee will be a “Specified Employee” for purposes of this Agreement if, on the date of Employee’s separation from service, Employee is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

e)         Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

9.           Limitation on Payments Under Certain Circumstances.

a)          In the event that any payments and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this § 9, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance benefits payable under this Agreement or otherwise will be either:

(1)         delivered in full, or

(2)         delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

(3)         whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

b)          If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of benefits under §7(a)(3); (ii) reduction of benefits under §7(a)(4); (iii) reduction of benefits under benefits under §7(a)(2); (iv) reduction of benefits under benefits under §7(a)(1); (v) cancellation of accelerated vesting of equity awards (by cutting back performance-based awards first and then time-based awards, based on reverse order of vesting dates (rather than grant dates)).

c)          Unless the Company and Employee otherwise agree in writing, any determination required under this § 9 will be made in writing by the Company’s independent public accountants or by such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Employee and the Company. For purposes of making the calculations required by this § 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this § 9.

10.         Company Policies. Employee acknowledges that at all times he and the compensation he receives (or is eligible to receive) from the Company pursuant to this Agreement or otherwise shall be subject to the policies of the Company, including the Company's stock ownership guidelines and clawback or recoupment policies, as in effect from time to time.

11.        Capacity. Employee represents and warrants to the Company that he has the capacity and right to enter into this Agreement and perform all of his obligations under this Agreement without any restriction. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or any other person or entity. Employee also acknowledges and agrees that he has a full understanding of the terms, benefits, consequences, obligations and binding effect of this Agreement, including that Employee is WAIVING HIS RIGHT TO A JURY TRIAL. Employee has also had the opportunity to consult with counsel about the terms of this Agreement or freely has chosen not to do so.

12.         Arbitration.

a)          Arbitration. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in § 5 of this Agreement or the right of Employee to challenge, defend or contest same in any court having jurisdiction, the Parties agree that any and all controversies, claims, or disputes between Employee and: (i) the Company or (ii) any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from Employee's employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association. Claims subject to arbitration include but are not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Ohio Civil Rights Act, the Ohio Whistleblower Protection Law, the Ohio Equal Pay Law, and the Ohio State Wage Payment and Work Hour Laws, claims for breach of contract (express or implied), claims for violation of public policy or wrongful termination, and any other statutory or common law claim.

b)         Agreed Limitation of Action. In exchange for the benefits provided herein, Employee agrees not to commence any action or suit related to Employee’s employment, whether during the Term of this Agreement or outside of this Agreement, by the Company or the Affiliated Companies:

(1)         More than six (6) months after the termination of Employee’s employment, if the action or suit is related to the termination of Employee’s employment;

(2)         More than six (6) months after the event or occurrence on which Employee’s claim is based, if the action or suit is based on an event or occurrence other than the termination of Employee’s employment.

Employee agrees to waive any statute of limitations that is contrary to this §12(b).

c)          Procedure. In any arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by each party subject to the arbitration and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that, if one party selects its arbitrator for the panel and the other party fails to so select its arbitrator within ten (10) business days after being requested by the first party to do so, then the sole arbitrator shall be the arbitrator selected by the first party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both parties and shall be enforceable in any court having jurisdiction over the party to be charged. Each party shall bear the cost of its own attorney’s fees. However, if any party prevails on a claim, which, according to applicable law, affords the prevailing party attorney’s fees, the arbitrator may award reasonable attorney’s fees to the prevailing party. All rights and remedies of each party under this Agreement are cumulative and in addition to all other rights and remedies that may be available to that party from time to time, whether under any other agreement, at law or in equity. Any arbitration under this Agreement shall be conducted in Cincinnati, Ohio.

d)          Remedy. Except as otherwise provided by law or this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Employee and the Company. Accordingly, except as otherwise provided by law or this Agreement, Employee and the Company hereby waive the right to seek remedies for any such disputes in court, including the right to a jury trial. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

e)          Administrative Relief. Employee is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. However, Employee may not pursue court action regarding any such claim, except as permitted by law.

13.         Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.         Survival. Upon the expiration of the Term or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement. The termination of Employee's employment by the Company (for any reason) shall not relieve either Party of its obligations existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of Employee or rights of the Company or the Affiliated Companies under §§ 5, 12, 16, 17, 18, 19 or 22 of this Agreement, all of which shall survive the termination of such employment.

15.         Notices. All notices and other communications under this Agreement to either Party shall be in writing and shall be deemed given when (a) delivered personally to that Party, (b) sent by facsimile (which is confirmed) to that Party, (c) mailed by certified mail (return receipt requested) to that Party at the address for that Party set forth in this Agreement, or (d) delivered to Federal Express, UPS, or any similar express delivery service for delivery the next business day to that Party at that address.

If to the Company:	First Financial Bank
255 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Chief Legal Officer

If to Employee:	At the most recent address on file at the Company.

Either Party may change its address for notices under this Agreement by giving the other Party written notice of such change.

16.         Severability. The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction or arbitrator is unable to so construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court or arbitration to be invalid or unenforceable, such court or arbitrator shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

17.         Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of either Party's right to demand strict compliance with all provisions of this Agreement.

18.         Complete Agreement. The terms of this Agreement do not replace or supersede the terms of the plans and/or agreements set forth in Exhibit A to the Agreement, and the Parties agree that those agreements shall survive and remain in full force and effect pursuant to their respective terms (the “Surviving Agreements”). Other than the Surviving Agreements, this Agreement constitutes the entire agreement of the Parties hereto and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the Parties with respect to the subject matter hereof, including, but not limited to, the Prior Employment Agreement. In signing this Agreement, no Party is relying on any fact, written statement or representation, assumption, or verbal statement or representation not specifically set forth in this Agreement. Employee acknowledges and agrees that this Agreement and the Surviving Agreements encompass all the rights of Employee, if any, to payments and/or benefits based on the termination of Employee’s employment and Employee hereby agrees that he has no such rights except as stated in and pursuant to the terms of this Agreement and the Surviving Agreements. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. To the extent determined necessary to comply with the Guidance on Sound Incentive Compensation Policies issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on June 21, 2010, as it may be implemented and interpreted from time to time, the Parties mutually agree to amend the provisions of this Agreement and to cooperate in good faith with respect thereto.

19.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts to be executed and performed entirely in such state.

20.         Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.

21.         Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

22.         Successors. This Agreement shall be personal to Employee, and no rights or obligations of Employee under this Agreement may be assigned or delegated by Employee to any person. Any assignment or attempted assignment by Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the heirs, personal representatives, successors, and assigns of each Party. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

23.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

IN WITNESS THEREOF, Employee has hereunto set his hand, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the 25th day of July, 2017.

EMPLOYEE		FIRST FINANCIAL BANK

/s/ Claude E. Davis	By:	/s/ Mary Sue Findley
Claude E. Davis		Mary Sue Findley
Chief Talent Officer

July 25, 2017		July 25, 2017
Date		Date

FIRST FINANCIAL BANCORP

	By:	/s/ Mary Sue Findley
Mary Sue Findley
Chief Talent Officer

July 25, 2017
Date

EXHIBIT A

•	First Financial Bancorp Executive Supplemental Retirement Plan

•	March 1, 2007 Endorsement Method Split Dollar Agreement between First Financial Bank, N.A. and Claude Davis

•	First Financial Bancorp Deferred Compensation Plan, As amended and restated effective as of January 1, 2009

•	December 31, 2013 Executive Supplemental Savings Agreement between First Financial Bancorp and Claude E.Davis

•	March 10, 2015 Agreement for Restricted Stock Award between First Financial Bancorp and Claude E. Davis, accepted by Claude E. Davis on March 20, 2015

•	March 10, 2015 Agreement for Performance Stock Award between First Financial Bancorp and Claude E. Davis, accepted by Claude E. Davis on March 20, 2015

•	March 8, 2016 Agreement for Restricted Stock Award between First Financial Bancorp and Claude E. Davis, accepted by Claude E. Davis on March 17, 2016

•	March 8, 2016 Agreement for Performance Stock Award between First Financial Bancorp and Claude E. Davis, accepted by Claude E. Davis on March 17, 2016

•	February 17, 2017 Agreement for Stock Award between First Financial Bancorp and Claude E. Davis

•	March 7, 2017 Agreement for Restricted Stock Award between First Financial Bancorp and Claude E. Davis, accepted by Claude E. Davis on March 27, 2017

•	March 7, 2017 Agreement for Performance Stock Award between First Financial Bancorp and Claude E. Davis, accepted by Claude E. Davis on March 27, 2017